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                                                                   EXHIBIT 99(a)

                          Becton Dickinson Announces

                     Election of Willard J. Overlock, Jr.

        Franklin Lakes, NJ - May 25, 1999 - Becton Dickinson and Company announced today the election of Willard J. ("Mike") Overlock, Jr. to the Board of Directors.

        Mr. Overlock, 53, was elected a partner at Goldman, Sachs & Co. in 1982, was the head of the firm's Mergers and Acquisition Department from 1985-1996, as well as co-head of its Investment Banking Division, from 1990 to 1996. Mr. Overlock served as a member of the management committee at Goldman, Sachs from 1990 to 1995 and became a Limited Partner of the firm in 1996. Mr Overlock has been an advisor to numerous corporations and is a frequent lecturer on acquisitions and takeovers.

        Mr Overlock received his B.A. in economics from the University of North Carolina, Chapel Hill in 1968 and his M.B.A. from the Columbia Business School in 1973. Mr. Overlock currently is a director of Select Reinsurance Ltd. and SummerWinds Garden Centers, Inc. and serves on the board of the University of North Carolina Chapel Hill College of Arts and Sciences and the Board of Overseers of the Columbia Graduate School of Business. Mr. Overlock also is a trustee of the Kent School. From 1992 to 1998, Mr. Overlock was a member of the Board of the Juvenile Diabetes Foundation International and from 1995 to 1998 served as its Chairman.
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        "Becton Dickinson is pleased to welcome Mr. Overlock as a director. He is highly respected in his industry for his business acumen and civic leadership, and brings to our company a valuable perspective on the challenges we face in managing the growth of our businesses," said Clateo Castellini, Chairman of the Board, President and CEO.

        Becton Dickinson manufactures and sells a broad range of medical devices and diagnostic systems for use by health professionals, medical research institutions and the general public. For its most recent fiscal year, the company reported revenues of $3.1 billion.

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